Exhibit 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Announces $3 Million Capital Investment

Horsham, PA, September 25, 2008—Astea International Inc. (NASDAQ:ATEA), a global provider of service management and mobility solutions, today announced that it has concluded a private placement of 826,446 shares of newly designated Series A Convertible Preferred Stock to Zack Bergreen,  the Chairman, Founder and CEO of Astea International. The shares were priced at $3.63 per share for a total investment by Mr. Bergreen of $3 million. The preferred shares are convertible into shares of common stock on a 1:1 ratio, subject to customary anti-dilution provisions. The investment was negotiated and unanimously approved by the Audit Committee of the Board of Directors, consisting of three independent directors. Boenning & Scattergood, a Philadelphia-based investment bank, assisted the Audit Committee in its evaluation of the transaction.

“We are very pleased to announce the recent equity investment that we have received from our founder which clearly demonstrates his confidence in the company and commitment to our success,” said John Tobin, President, Astea International. “Our product development efforts have created a very strong competitive advantage in the market and we have all the key components we need to excel: best-in-class service management and mobility solutions, an experienced management team, and an international marquee customer base. This additional investment will enable us to capitalize on this leadership position and assist us in fueling worldwide growth.”

Astea International offers service management, mobile workforce management, parts and inventory management, reverse logistics management and customer management solutions that seamlessly integrate people, parts and data ---- all on a single central repository. These solutions enable companies to improve their global service operations by significantly increasing productivity and profitability as well as delivering a consistent level of service around the world, ultimately increasing service revenues, customer satisfaction and retention.

The per share price of the preferred stock was determined using a formula which took as the price the greater of (1) the average closing bid price of a share of Astea International’s common stock on the NASDAQ Capital Market for the 30 trading days ending two trading days prior to the date of the purchase of the Series A Preferred and (2) 110% of the closing bid price of Astea International’s common stock on the NASDAQ Capital Market on the date of the purchase. The preferred shares are convertible into shares of common stock on a 1:1 ratio, subject to customary anti-dilution provisions. The preferred stock will pay a quarterly dividend based upon an annual rate of 6% of the purchase price. The dividend rate is subject to adjustment upon the occurrence of certain events. For the first six months after issuance, Mr. Bergreen may convert up to 40% of his shares of preferred stock, and thereafter he may convert up to 100% of his shares of preferred stock at his option. Astea International has the right to redeem up to 60% of the shares of preferred stock at its option during the first six months after issuance at a price equal to 110% of the purchase price plus all accrued and unpaid dividends. The limitations on conversion and the redemption right during this initial six-month period are not applicable in the event of certain change of control events.  Commencing two years after issuance, Astea International shall have certain rights to cause conversion of all of the shares of preferred stock then outstanding.  Commencing on the four years after issuance, Astea International may redeem all Series A Preferred Stock then outstanding at a price equal to the greater of (i) 130% of the purchase price plus all accrued and unpaid dividends and (ii) the fair market value of such number of shares of common stock which the holder of the Series A Preferred Stock would be entitled to receive had the redeemed Series A Preferred Stock been converted immediately prior to the redemption. Additional details on this investment will be available in Astea International’s forthcoming 8-K filing for the transaction, which will include a summary of the transaction and copies of the relevant agreements.

“I am pleased to announce this financing, on attractive terms for Astea. As we continue to build on our long history of accomplishments in this market, it is critical that we are able to make investments for ongoing growth,” states Rick Etskovitz, CFO, Astea International. “This investment is perfectly timed, enabling us to enhance sales and marketing, customer support, and product development efforts as we, in parallel, continue to maintain our steadfast focus on cost containment initiatives.”

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC,   gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com.   Service Smart.  Enterprise Proven.
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© 2008 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are the continuing acceptance of Astea International’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect Astea International’ s financial results are included at length in Astea International’s Form 10-K for the fiscal year ended December 31, 2007, supplemented by subsequent filings made with the Securities and Exchange Commission.